EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

BSB Bancorp, Inc.

We consent to incorporation by reference in the following registration statements:

File No. 33-92138 on Form S-8,

File No. 33-24714 on Form S-8,

File No. 33-78442 on Form S-8, and

File No. 333-42950 on Form S-8

of BSB Bancorp, Inc. of our report dated February 12, 2004, relating to the consolidated statements of condition of BSB Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2003 Annual Report on Form 10-K of BSB Bancorp, Inc.

/s/ KPMG LLP

Albany, New York

February 23, 2004